Exhibit 4.4

February 27, 2022

Armistice Capital Master Fund Ltd.
510 Madison Avenue
New York, NY 10022

Re: Amendment to Existing Warrants

Dear Holder:

Reference is hereby made to the offering (the “Offering”) by First Wave BioPharma, Inc. (the “Company”) of (i) shares of its common stock, par value $0.0001 per share (“Common Stock”), (ii) Pre-Funded Warrants to purchase shares of Common Stock and (iii) Series C Warrants to purchase shares of Common Stock (the “Series C Warrants” and, collectively, the “Securities”).

This letter confirms that, in consideration for the Holder’s purchase of $9.0 million of Securities in the Offering (the “Purchase Commitment”) and the payment of $0.0281 per share for each share of Common Stock issuable upon the exercise of the Warrants (as defined below) (the “Cash Consideration”), the Company hereby amends, effective as of the closing of the Offering, the Holder’s existing warrants to purchase up to 1,066,666 shares of Common Stock at an exercise price of $8.00 per share issued in January 2021 and the Holder’s existing Series A Warrants to purchase up to 392,927 shares of Common Stock at an exercise price of $12.10 per share issued in March 2021 (collectively, the “Warrants”), by (i) reducing the respective Exercise Price of the Warrants (as defined therein) to $1.26 per share and (ii) extending the respective Termination Date of the Warrants (as defined therein) to March 2, 2027 (the “Warrant Amendment”).  The Warrant Amendment shall be effective upon the closing the Offering and the satisfaction of the other terms referenced below.

The Warrant Amendment is subject to the consummation of the Offering, the payment of the Cash Consideration by the Holder and the Holder’s satisfaction of the Purchase Commitment. In the event that either (i)(A) the Offering is not consummated, or (B) the Cash Consideration has not been paid in full, in each case on or before the third trading day following the date hereof, or (ii) the Holder does not satisfy the Purchase Commitment, the Warrant Amendment shall be null and void and the provisions of the Warrants in effect prior to the date hereof shall remain in effect.

From and after the effectiveness of the Warrant Amendment, the Company agrees to promptly deliver to the Holder, upon request, amended Warrants that reflect the Warrant Amendments in exchange for the surrender for cancellation of the Holder’s Warrants to be amended as provided herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

FIRST WAVE BIOPHARMA, INC.

By:
Name:
Title:

ARMISTICE CAPITAL MASTER FUND LTD.

By:
Name:
Title:	Authorized Signatory

[Signature Page to Warrant Amendment Agreement]